EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
May 5, 2017		(919) 716-2716

FIRST CITIZENS BANK PURCHASES CERTAIN ASSETS,
ASSUMES CERTAIN LIABILITIES OF
GUARANTY BANK OF MILWAUKEE, WIS.

RALEIGH, N.C. - First Citizens Bank, a subsidiary of Raleigh-headquartered First Citizens BancShares, Inc. (Nasdaq: FCNCA), announced today that it has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) to purchase certain assets and assume certain liabilities of Guaranty Bank of Milwaukee, Wis.

The Office of the Comptroller of the Currency (OCC) closed Guaranty Bank (which also conducted business as BestBank in Michigan and Georgia) and appointed the Federal Deposit Insurance Corporation (FDIC) as receiver. Promptly afterward, First Citizens Bank purchased certain assets and assumed all deposits of Guaranty Bank from the FDIC. Depositors will not sustain any losses with respect to those deposits assumed by First Citizens Bank.

On Saturday, May 6, 2017, Guaranty Bank and BestBank will begin operating as divisions of First Citizens Bank. Following closure by the OCC, 57 in-store Guaranty Bank branches in Wisconsin, Illinois and Minnesota and 50 in-store BestBank branches in Georgia and Michigan will not re-open. The remaining 12 Guaranty Bank traditional brick-and-mortar locations will re-open at their normal business hours (list of addresses below).

First Citizens has completed 14 FDIC-assisted transactions since July 2009.

Frank Holding, chairman and CEO of First Citizens Bank, said: “Our announcement today represents another solid growth opportunity for our bank through an FDIC-assisted transaction. First Citizens is a 119-year-old financial institution, and we value Guaranty Bank and its heritage. Sound business practices and stewardship of customer deposits continue to be among the highest priorities of our bank, and we look forward to serving our new customers.”

As of March 31, 2017, Guaranty Bank had approximately $1 billion in total assets and $1 billion in total deposits. First Citizens was selected to complete this transaction through a competitive bidding process. The agreement only covers certain real estate, assets and liabilities of Guaranty Bank. Assets, liabilities and common stock of Guaranty Bank’s former parent company, Guaranty Financial Corp., have not been purchased or assumed by First Citizens Bank.

Customer deposits are safe, accessible and still protected by FDIC insurance. Depositors can continue to use their checks and cards and have online, mobile, ATM and telephone banking access to their accounts. Customers with questions about their accounts should continue to contact the Guaranty/BestBank Customer Service Center, 800.235.4636, Monday-Friday, 8 a.m. - 7 p.m., Saturday, 9 a.m. - 3 p.m., Central Time.

Guaranty Bank locations:

In Illinois:

•	Matteson - 4704 Lincoln Highway

In Minnesota:

•	Blaine - 668 County Road 10

In Wisconsin:

•	Brookfield - 12655 W. Capitol Drive

•	Brown Deer - 4000 W. Brown Deer Road

•	Glendale - 5610 N. Bayshore Drive

•	Menomonee Falls - N95 W18311 County Line Road

•

•	Milwaukee

◦	4661 S. 27th Street

◦	7901 W. Brown Deer Road

◦	10380 W. Silver Spring Drive

◦	544 E. Ogden Avenue, Suite 800

•	Mount Pleasant / Racine - 6031 Regency West Drive

•	West Bend - 876 S. Main Street

For more information about First Citizens, customers can visit firstcitizens.com/gb-bb or call 1.855.628.1024 between 7:00 a.m. and 11 p.m. Eastern time.

About First Citizens
Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 560 branches in 23 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $34 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.
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